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[Logo]                [Letterhead of Western Resources]            Exhibit 99.2

                                 January 9, 2002

Public Service Company of New Mexico
Alvarado Square
Albuquerque, New Mexico 87158
Attention: Patrick T. Ortiz, Senior Vice President

Dear Pat:

     We have received your letter dated January 7, 2002, purporting to terminate the Agreement and Plan of Restructuring and Merger dated as of November 8, 2000 among Western Resources, Inc., HVOLT Enterprises, Inc., Public Service Company of New Mexico, HVK, Inc. and HVNM, Inc. (the "Merger Agreement"). We are writing to document our strong objection to your letter and to state our position that you have no basis under the Merger Agreement for such purported termination. Western Resources is making substantial progress toward resolution of the outstanding regulatory issues. Under the circumstances, we see your letter as nothing more than a transparent attempt to circumvent the pending judicial process. In addition to being inconsistent with the Merger Agreement, your termination notice is inappropriate in light of the pending litigation over interpretation of the Merger Agreement.

     The question of whether either party has the right to terminate the Merger Agreement must be viewed against the background of the agreement. The entire framework of our negotiated Merger Agreement revolved around a collaborative effort whereby each of the parties would use their best efforts to complete the transaction by the end of 2001 if no regulatory issues arose, and by the end of 2002 in the event there were regulatory issues that could be resolved with additional time. Thus, the circumstances under which a party could terminate the agreement unilaterally were narrowly drawn.

     Specifically, the Merger Agreement can be terminated by either Western Resources or PNM if the merger transaction (or the Merger) is not consummated by December 31, 2001, provided that if on December 31, 2001, (i) all conditions other than receipt of Hart-Scott-Rodino Antitrust (or HSR) clearance, receipt of the Parent Required Statutory Approvals and the Company Required Statutory Approvals and consummation of the Split Off, were satisfied, waived or capable of satisfaction and (ii) the HSR clearance and other required statutory approvals were being pursued diligently and in good faith by the non-terminating party, then each party's right to unilaterally terminate would not go into effect until after December 31, 2002. You effectively acknowledge in your letter that these conditions remain capable of satisfaction when you state that reversal of the KCC orders is "unlikely." Unfortunately, "unlikely" is not the term used in the Merger Agreement. Even if the standard in the agreement

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was "unlikely", recent developments in our appeals of these orders, which are explained in more detail below, suggest that your characterization is inconsistent with the reality of the situation.

     Also relevant is the fact that this unilateral termination right is not available to any party that has breached its obligations under the Merger Agreement and has proximately caused the failure of closing conditions to occur. We believe that you clearly are subject to this proscription and anticipate demonstrating that fact in our pending litigation.

     You do not dispute that all of the non-regulatory and antitrust closing conditions in the Merger Agreement remain capable of satisfaction. All that is necessary to satisfy them is the diligent effort of both parties. The open regulatory issues relate to the rate order of the Kansas Corporation Commission (the "KCC") and its potential impact on our combined operations; the KCC orders relating to the Split Off; and approval of the Merger by the KCC, the New Mexico Public Regulation Commission and the Federal Energy Regulatory Commission and the Securities and Exchange Commission.

     Under the plain terms of the Merger Agreement, the decision regarding our utility rates would have to include a rate decrease having a material adverse effect on PNM's and Western Resources' combined operations before it could give rise to a failure to meet the closing condition in Section 8.2(f). It is our position that the actual rate decrease in the KCC order does not constitute a combined material adverse effect as specified in the Merger Agreement. Moreover, we are also appealing the rate order and the appeal process is progressing.

     The KCC orders relating to the Split Off remain subject to appeal and we continue to diligently appeal them and pursue a regulatory settlement that will permit the Split Off. Moreover, we steadfastly maintain our position set forth in the litigation pleadings that the actions and statements by your representatives during the course of the original proceeding were the proximate cause of the Split Off orders. Although you may already be aware of our efforts, we note that we are continuing negotiations with the staff of the KCC and are trying to progress with a financial plan that would permit the Merger and Split Off to occur. We also have simultaneously appealed the issue of the KCC's jurisdiction over the Split Off and have recently learned that the court has requested that we prepare briefs on the issue, indicating that the court intends to give the issue full consideration.

     With regard to the regulatory approvals for the Merger, we find your assertion that you are somehow entitled to terminate the Merger Agreement because it is now "impossible to obtain necessary regulatory approvals in either Kansas or New Mexico by December 31, 2002" to be disingenuous. All of these filings have always been within your control, and any lack of progress is a direct result of your inaction. As we have stated in the court proceedings, we believe you are obligated to pursue these approvals and we renew our request here. Our Merger Agreement specifically states, however, that you cannot terminate the transaction for failure to meet a closing condition when your failure to act is the reason the condition has not been met.

     The Merger Agreement also provides a separate termination right for either party if an order permanently restraining, enjoining or prohibiting consummation of the Merger shall have become final and non-appealable after the parties have used their best efforts to have it removed, repealed or over turned. As you know, the KCC has specifically stated that it has not

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yet ruled on the Merger itself. In addition, as detailed above, the Split-Off orders remain appealable and we are taking all action to pursue the avenues for appeal. Therefore, you do not currently have a unilateral termination right under this provision. Your suggestion that even if we win the appeal, the KCC "would still be able to disapprove the transaction as presently designed, or condition its approval on elimination or redesign of the Split-Off" does not change the analysis here since it is purely speculative at this point. The Merger Agreement does not provide for a termination right based on possible regulatory outcomes -- it requires both parties to use their best efforts through December 31, 2002 to obtain the required approvals on terms that would not have a material adverse effect on our two companies' combined operations. The actual outcome cannot be determined until the earlier of the rendering of either a final non-appealable order or December 31, 2002. In our view, if we both worked in good faith to obtain the necessary regulatory approvals and were each willing to make the kind of concessions that we each anticipated would be required when we began this process, there is a good chance that the approvals could be obtained on satisfactory terms.

     With respect to the various other points made in your letter, we view them as nothing more than a regurgitation of the same old issues that are the subject of the pending litigation. Until the litigation is resolved, none of these disputed issues can serve as the basis for termination. Lest there be any doubt, let me say that we categorically reject any suggestion that we have in any way breached the Merger Agreement.

     As we have indicated in our litigation pleadings, we intend to show that to the extent any closing conditions are not ultimately satisfied, this failure is the result of actions that you have taken to undermine the collaborative process established in our Merger Agreement. Until our claims are resolved, we do not believe you have any basis for terminating the Merger Agreement. Thus, it is our position that the Merger Agreement has not been effectively terminated and we expect you to continue to meet your obligations thereunder, including without limitation the provisions in Sections 7.2 and 9.5 of the Merger Agreement.

                                        Sincerely,


                                        /s/ Larry D. Irick
                                        Vice President and Corporate Secretary


cc Timothy M. Toy, Esq.
   William Lamb, Esq.